Exhibit 10.6

ANNEX I

Supplemental Terms and Conditions

This Annex I forms a part of the Master Repurchase Agreement dated as of June 26, 2003 (the “Repurchase Agreement”) between BEAR, STEARNS & Co., Inc., as agent for BEAR, STEARNS INTERNATIONAL LIMITED (“Buyer”), CRIIMI MAE Asset Acquisition Corp. (the “Seller” or “Hedging Party”) and CRIIMI MAE INC. (the “Guarantor”).  This Annex I shall apply to Transactions in which Bear, Stearns International Limited will be the Buyer of certain subordinated commercial mortgage-backed securities (“CMBS”) issued with respect to pools of commercial mortgage loans or other securities, in each case, approved by Buyer in its sole discretion (each, an “Other Bear Approved Asset”) from Seller in accordance with the terms described below (each, a “CMBS Transaction”).  All CMBS Transactions between Seller and Buyer will be subject to the Repurchase Agreement, this Annex I, each Confirmation under the Repurchase Agreement (the Repurchase Agreement, this Annex I and each Confirmation, collectively, the “Agreement”), any Institutional Account Agreement, between Buyer and Seller, if and when entered into (any such agreement, the “Institutional Account Agreement”) and any Netting Agreement between Buyer and Seller, if and when entered into (any such agreement, the “Netting Agreement”).  If there is any inconsistency between the Institutional Account Agreement, the Repurchase Agreement, a Confirmation under the Repurchase Agreement, the Guaranty and this Annex I, this Annex I shall control.  Each CMBS Transaction shall constitute a sale by Seller to Buyer of the related Purchased CMBS or Other Bear Approved Asset and, subject to the terms of this Agreement, Buyer shall have all of the rights of a holder of the Purchased CMBS.  All other capitalized terms not herein defined shall have the meanings set forth in the Repurchase Agreement.

1.             Definitions.

(i)            The definition of “Market Value” in Paragraph 2(j) of the Repurchase Agreement shall be replaced with the following:

“Market Value” shall mean (i) with respect to each Purchased CMBS, the market value determined by Buyer daily in its sole discretion acting in good faith and (ii) with respect to each Related Hedge Position, the market value determined daily by the Bear Stearns entity acting as principal with respect to such Related Hedge Position, in its sole discretion acting in good faith.

(ii)           Each Purchased CMBS or Other Bear Approved Asset shall constitute a “Purchased Security” under the Agreement.  All references to “Security” or “CMBS” shall be deemed to include Other Bear Approved Assets.

(iii)          The term “Transaction” or “CMBS Transaction” includes any repurchase or reverse repurchase transaction effected pursuant to this Agreement and outstanding .  All references to “Transaction” shall be deemed to include all CMBS Transactions.

(iv)          The following definitions are hereby added to Section 2 of the Repurchase Agreement:

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the United States Bankruptcy Code of 1978, as amended from time to time.

“Affirmative Control” shall mean, with respect to any Purchased CMBS, the ability to exercise the rights of the Controlling Class (by whatever name denominated in the documents governing the applicable Trust ) with respect to such Trust or otherwise to direct, approve or consent to or vote on specified actions to be taken with respect to the underlying commercial mortgage loans or the applicable Trusts, or, if such Trust does not provide for a Controlling Class, to appoint, retain or remove the Trust’s special servicer and to unilaterally direct foreclosure upon all underlying commercial mortgage loans.

“Amount of Transactions” shall mean the aggregate amount of all Purchase Prices paid by Buyer for all outstanding CMBS Transactions hereunder, and not repaid to Buyer.

“Applicable Table” shall mean (a) “Table X” during any time period in which the Purchased CMBS have been issued by one to four Trusts, (b) “Table Y” during any time period in which the Purchased CMBS have been issued by five to eight Trusts and (c) “Table Z” during any time period in which the Purchased CMBS have been issued by more than eight Trusts; provided, however, that if, during any time period, the Diversity Percentage of the Purchased CMBS issued by any single Trust exceeds the Maximum Diversity Percentage for Table Z, then the Applicable Table shall be “Table Y”, or, if the Maximum Diversity Percentage for Table Y is exceeded, then the Applicable Table shall be “Table X”, all as annexed hereto.

“Bank” shall mean Sun Trust Bank, Inc., in its capacity as bank with respect to the Control Agreement.

“Bear Stearns entity” shall have the meaning ascribed to it in the Institutional Account Agreement.

“Business Day” shall mean each day on which  commercial banks in New York City and the New York Stock Exchange are open for business or, solely for purposes of the determination of LIBOR, any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Buyer’s Margin Ratio” shall mean, with respect to each Purchased CMBS, the Buyer’s Margin Ratio as set forth on the Applicable Table corresponding to the applicable Ratings of CMBS for such Purchased CMBS (i) as of the Purchase Date, (ii) on each date on which the Applicable Table changes and (iii) on the first Business Day after Seller gives Buyer notice or Buyer becomes aware of a change in rating that causes such Purchased CMBS to be in a different CMBS Ratings Category.

“CDO” shall mean a collateralized debt obligation to be issued by CRIIMI Newco LLC or CBO REIT II, Inc. (or an Affiliate) and structured and sold by the Buyer (or an Affiliate), collateralized with the Transaction Assets or Subject Securities (as such terms are defined under that certain Repurchase Agreement dated as of January 14, 2003 among the Buyer, CRIIMI Newco LLC and CBO REIT II, Inc., as amended) and generally without recourse to CRIIMI Newco LLC or CBO REIT II, Inc. or any Affiliate thereof.

“CMBS Ratings Category” shall mean the following groupings of ratings, each of which shall be a separate CMBS Ratings Category:

(i)            BBB + /Baal, BBB/Baa2, BBB/Baa3 (the “BBB Category”);

(ii)           BB + /Bal, BB/Ba2 and BB-/Ba3 (the “BB Category”);

(iii)          B + /B1, B/B2 and B-/B3 (the “B Category”);

(iv)          CCC/Caa and not rated (the “CCC/Unrated Category”); and

(v)           with respect to Purchased CMBS with a rating above the BBB Category (the “A Category”), the Pricing Rate, Purchase Percentage and Buyer’s Margin Ratio will be as agreed to by the Seller and Buyer.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean an account established by the Bank subject to a Control Agreement, into which, collectively, all Proceeds shall be deposited.

“Concentration Limit” shall mean the percentage set forth on Table X, Table Y or Table Z, as applicable under such column heading.

“Contiguous Affirmative Control” shall mean, with respect to each Purchased CMBS purchased under the Agreement, the ability of the holder of Related CMBS to exercise

Affirmative Control, without interruption, regardless of any change in the Controlling Class or future reductions in the principal balance of the Related CMBS.

“Control Agreement” shall mean a letter agreement among the Seller, the Buyer, and the Bank substantially in the form of Exhibit A attached hereto, as the same may be further amended, supplemented or otherwise modified in accordance with the terms thereof.

“Controlling Class” shall mean, with respect to each Trust, the class of CMBS certificates that vests the holders in the aggregate of such CMBS certificates with the right to appoint, retain or remove the transaction’s special servicer (and to otherwise exercise the rights of the controlling class, however denominated in the issuing Trust’s governing documentation).

“Diversity Percentage” shall mean (a) the Repurchase Price of all Purchased CMBS issued by the single Trust whose Purchased CMBS have the highest aggregate Repurchase Price divided by (b) the Repurchase Price of all Purchased CMBS.

“Default” shall mean an event that with notice or lapse of time or both would become an Event of Default under the Agreement or the Institutional Account Agreement, in each case after the expiration of any applicable cure period.

“EST” shall mean Eastern Standard Time or Eastern Daylight Time, as in effect.

“Existing CMBS” shall mean Purchased CMBS that Buyer purchased prior to a CMBS Transaction that causes a change in the Applicable Table.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Governmental Authority” shall mean the government of the United States of America or of any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guaranty” shall mean that certain Affiliate Guaranty by the Guarantor, in favor of the Buyer.

“Guarantor” shall mean CRIIMI MAE Inc., a Maryland corporation.

“LIBOR” shall mean the London interbank offered rate for one-month US Dollar deposits as quoted on Telerate Page 3750 at 8:30 a.m. EST.  LIBOR will be reset on a monthly basis on the Reset Date based on the rate in effect two Business Days prior to such Reset Date.  If LIBOR is unavailable on Telerate Page 3750 (or such other page as may replace Page 3750) on such Business Day, the Buyer shall determine the arithmetic mean of the offered quotations of four major banks in the London interbank market selected by Buyer and approved by Seller (the “Reference Banks”) to leading banks in the London interbank market for one-month U.S. dollar deposits in an amount determined by Buyer by reference to requests for quotations as of approximately 8:30 a.m. EST on the determination date made by the Buyer to the Reference Banks.  If on such date at least two of the Reference Banks provide such quotations, LIBOR shall equal such arithmetic mean of such quotations.  If on such date only one or none of the Reference Banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that leading banks in The City of New York selected by Buyer and approved by Seller are quoting on such date for one-month U.S. dollar deposits in an amount reasonably determined by Buyer to be representative of a single transaction in such market at such time by reference to the principal London offices of leading banks in the London interbank market;  provided that if LIBOR cannot be determined in accordance with one of the foregoing procedures, LIBOR shall be LIBOR as determined on the previous determination date.

“Lien”  shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Margin Deficit Amount” shall mean, when referring to CMBS Transactions under the Agreement, the amount, if any, by which the aggregate of the Repurchase Prices for all Purchased CMBS within a CMBS Ratings Category exceeds the product of (a) the Buyer’s Margin Ratio with respect to such CMBS Ratings Category and (b) the Market Value of all Purchased CMBS within such CMBS Ratings Category.

“Margin Excess Amount” shall mean, when referring to CMBS Transactions under the Agreement, the amount, if any, by which the aggregate of the Repurchase Prices for all Purchased CMBS within a CMBS Ratings Category is less than the product of (a) the Buyer’s Margin Ratio with respect to such CMBS Ratings Category and (b) the Market Value of all Purchased CMBS within such CMBS Ratings Category.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Guarantor or Seller, (b) the ability of Seller or Guarantor to perform their respective obligations under the Agreement, the Guaranty, any Related Hedge Agreement or the Netting Agreement, as applicable, or (c) the validity or enforceability of the Agreement, the Guaranty, any Related Hedge Agreement or the Netting Agreement or the rights and remedies of Buyer or any Bear Stearns entity hereunder or thereunder.

“Maximum Aggregate Purchase Price” shall equal $200,000,000.

“Maximum Diversity Percentage” shall mean, as applicable, a Diversity Percentage of  25% for Table Y and 15% for Table Z.

“Maximum Purchase Price” shall equal, with respect to each Purchased CMBS (i) on the Purchase Date, the Purchase Percentage applicable to such Purchased CMBS in the Applicable Table on such date multiplied by the Market Value of the Purchased CMBS on such date and (ii) on each date on which there is a change in the Applicable Table, (a) with respect to new CMBS, the Purchase Percentage in the newly Applicable Table multiplied by the Market Value of the new CMBS as of the Purchase Date and (b) with respect to Existing CMBS, except to the extent provided otherwise with respect to Existing CMBS in Paragraph 6(b) of this Annex I, the Purchase Percentage in the newly-Applicable Table multiplied by the Market Value of the Existing CMBS as of the date of such change.

“Other Bear Approved Asset” shall mean any Security approved for purchase hereunder by the Buyer in its sole discretion.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Pricing Rate” shall mean, with respect to each Purchased CMBS, the Pricing Rate set forth on the Applicable Table corresponding to the CMBS Ratings Category for such Purchased CMBS as of the Purchase Date and on each subsequent Reset Date.

“Purchased CMBS” shall mean all CMBS transferred by Seller to Buyer in a Transaction under the Agreement that have not been repurchased or liquidated pursuant to the Agreement and have not been replaced with Substituted CMBS as permitted in Paragraph 9(e) of the Agreement.  The term “Purchased CMBS” with respect to any Transaction also shall include CMBS delivered pursuant to Paragraph 4(a) of the Repurchase Agreement that have not been repurchased or liquidated pursuant to the Agreement and have not been replaced with Substituted CMBS as permitted in Paragraph 9(e) of the Agreement.

“Purchase Percentage” shall mean, with respect to each Purchased CMBS, the Purchase Percentage set forth on the Applicable Table corresponding to the Ratings of CMBS for such Purchased CMBS (i) as of the Purchase Date and (ii) on each date on which there is a change in the Applicable Table (except to the extent provided otherwise with respect to Existing CMBS in Paragraph 6(b) of this Annex I).

“Related CMBS” shall mean with respect to any Purchased CMBS, all CMBS issued by the Trust that issued the Purchased CMBS.

“Related Hedge Position” shall mean any Activity (as defined in the Institutional Account Agreement) with Seller in which a Bear Stearns entity acts as a principal and which (i) prior to the time such Activity is entered into, Seller designates as a position that hedges a position in a specifically-identified CMBS Ratings Category and (ii) Buyer and such other Bear Stearns entity agree to accept in their respective sole discretion as being such a hedge.

“Related Hedge Agreement” shall mean any agreement with a Bear Stearns entity pursuant to which a Related Hedge Position is created.

“Reset Date” shall mean the date on which LIBOR is reset with respect to a CMBS Transaction, which date shall be the fifth calendar day of each month, or if such date is not a Business Day, the next succeeding Business Day.

“Responsible Officer” shall mean an officer of each of Seller and Buyer listed on Schedule 1 of this Annex I, as such Schedule 1 may be amended from time to time.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substituted CMBS” shall mean CMBS that are substituted for Purchased CMBS pursuant to the terms and conditions of Paragraph 9(e) of the Agreement.

“Termination Date” shall mean August 14, 2005.

“Transaction Assets” shall have the meaning set forth in Paragraph 13 of this Annex I.

“Trust” shall mean the trust or other special purpose entity that issued any Purchased CMBS.

2.             (a)  Buyer and Seller may enter into certain CMBS Transactions, subject to the terms of the Agreement and the Institutional Account Agreement.  Each CMBS Transaction shall be subject to the approval of Buyer in its sole discretion.  Each CMBS Transaction shall constitute a Transaction under the Agreement.  The transfer of each Purchased CMBS to Buyer under the Agreement shall constitute a separate Transaction and be subject to the terms and conditions set forth in the Agreement.  Upon notice by Seller to Buyer that Seller offers to sell such CMBS to Buyer at the Maximum Purchase Price of such CMBS on the Purchase Date or such lesser price as Seller in its sole discretion elects to request pursuant to the terms and conditions of the Agreement, Buyer shall respond to such offer within five (5) Business Days of the date notice is received by Buyer.  If Buyer fails to respond within such 5 Business Days, such offer shall be deemed to have been rejected.  Notices received after 3:00 p.m. (New York time) shall be deemed to be received on the following Business Day.  All sales of CMBS must be completed within 30 days of Buyer’s acceptance or Buyer shall be under no obligation to purchase such CMBS.  The Purchase Price shall be determined  by the Buyer in its sole discretion as of the Purchase Date and shall equal the Maximum Purchase Price on the Purchase Date or such lesser amount as Seller in its sole discretion elects to request on the Purchase Date.

(b)  Each offer to sell CMBS pursuant to Subparagraph 2(a) of this Annex I (i) shall disclose any confidentiality agreement or other agreement that might prevent Seller from disclosing or limit Seller’s ability to disclose information to Buyer and (ii) shall include a copy of any and all such agreements.  Seller shall use commercially reasonable efforts to add as permitted recipients of such information Buyer, any other Bear Stearns entity designated by Buyer and any transferee of an interest in such CMBS from any of the foregoing, subject to such recipients agreeing to maintain confidentiality of such information.  Prior to the Purchase Date, Seller shall provide Buyer with the form of confidentiality agreement that it proposes to use for such purposes.

(c)  Seller acknowledges that Buyer will not enter into or reprice a Transaction with respect to a Purchased CMBS whose rating is lower than BB-/Ba3 unless the holder of such Purchased CMBS would have Affirmative Control or Contiguous Affirmative Control or unless Buyer, in its sole discretion, accepts a written assignment of other control rights; all such control rights to be exercised by Seller in accordance with Paragraph 25(a) of this Annex I.

3.             All accrued Price Differentials incurred in connection with all CMBS Transactions in each calendar month shall be due and payable to the Buyer on the next Reset Date.  If the rating on a particular Purchased CMBS is upgraded or downgraded and such upgrade or downgrade results in a change in the CMBS Ratings Category of such Purchased CMBS, then the resulting change in the Pricing Rate of such Purchased CMBS shall be effected automatically on the first Reset Date subsequent to the date of such upgrade or downgrade.

4.             All Purchased CMBS shall be repurchased by Seller on the Repurchase Date set forth in the related Confirmation, which shall be any date selected by Seller and approved by Buyer in its sole discretion on or prior to the Termination Date.

5.             On the applicable Repurchase Date, all Repurchase Prices and other amounts owed by Seller on such Repurchase Date will be due and payable and Seller shall pay all such amounts to Buyer.

6.             (a) Upon the request of the Seller, Buyer may pay any Margin Excess Amount to Seller, subject to any restrictions in the Netting Agreement.  Paragraph 4(b) of the Repurchase Agreement shall not apply to CMBS Transactions.

(b) Notwithstanding and in addition to the provisions of Paragraph 4 of the Repurchase Agreement, (i) if the rating on a particular Existing CMBS is upgraded or downgraded, and such upgrade or downgrade results in a change in the CMBS Ratings Category of such Existing CMBS, or (ii) upon the change in the number of Trusts related to Transactions hereunder which results in a change in the Applicable Table or (iii) upon a change in the Diversity Percentage which results in a change in the Applicable Table, then (x) effective as of the date of such event the Maximum Purchase Price of all affected Purchased CMBS shall equal the product of the newly-applicable Purchase Percentage and the then-current Market Value of such Purchased CMBS and (y) at the election of the Seller made within ten Business Days or such longer period as may be agreed by Buyer if the change in the Applicable Table results in an increase in the Purchase Percentage and on the first Business Day following such notice, if the change in the Applicable Table results in a decrease in the Purchase Percentage, all Purchased CMBS within the applicable CMBS Ratings Category shall be repriced as provided below;

(c) Seller shall give Buyer prompt notice of any change in the rating of a Purchased CMBS, but in any event, within two (2) Business Days after Seller becomes aware of such change.  Any resulting increase or decrease in the Purchase Percentage resulting from a change in a CMBS Ratings Category for such Purchased CMBS shall be applied on the first Business Day following such notice;

(d) Notwithstanding and in addition to the provisions of Paragraph 4 of the Repurchase Agreement, with respect to CMBS that are repriced in accordance with Subparagraph (b) above, effective with respect to an increase in the Purchase Percentage as of the first Business Day after Seller gives notice of its election to reprice, and effective as of the first Business Day following an event that causes a decrease in the Purchase Percentage (each, a “Repricing Date”), if the Purchase Price is less than the then outstanding Purchase Price, then the Seller shall repay to Buyer the difference between the recalculated Purchase Price and the then outstanding Purchase Price on such Repricing Date.  Notwithstanding the occurrence of a Repricing Date hereunder, the Repurchase Date for each Transaction will be as set forth in the initial Confirmation.  The resulting change in the Pricing Rate of such Purchased CMBS shall be effected automatically on the first Reset Date subsequent to such Repricing Date.

7.             The Amount of Transactions shall not exceed, in the aggregate, the Maximum Aggregate Purchase Price at any time.  If the Amount of Transactions exceeds the Maximum Aggregate Purchase Price, Seller shall repurchase sufficient Purchased CMBS to reduce the Amount of Transactions to not greater than the Maximum Aggregate Purchase Price not later than the one Business Day after notice from Buyer (which date shall constitute a Repurchase Date with respect to the Purchased CMBS to be repurchased hereunder and for the purpose of Section 11(ii) of the Repurchase Agreement) provided that any such notice given after 10 A.M. New York City time shall be deemed to have been given on the next succeeding Business Day.  Seller may select the Purchased CMBS to be repurchased pursuant to this Paragraph 7; provided, however, that after such repurchase, the repurchased CMBS shall not be Purchased CMBS for the purpose of determining the Applicable Table or for any other purpose.

8.             [RESERVED]

9.             Seller shall deliver to Buyer all of the CMBS proposed to be purchased hereunder together with a complete set of all transfer documents to be completed by Buyer and executed copies of any transfer documents to be completed by Seller, in either case in form sufficient to allow transfer and registration of such Purchased CMBS to Buyer no later than the proposed Purchase Date for the relevant CMBS.  Seller shall deliver to Buyer the related Prospectus or Private Placement Memorandum at least two Business Days prior to Buyer’s purchase and shall deliver the related Pooling and Servicing Agreement no more than two Business Days after Seller’s receipt of same.  Seller shall deliver to Buyer no later than the proposed Purchase Date for the relevant CMBS such documentation as Buyer may reasonably request to effect or confirm Buyer’s right to exercise Affirmative Control with respect to such CMBS after an Event of Default by Seller in accordance with Paragraph 25(a) of this Annex I.  Buyer shall have the right to cancel any CMBS Transaction and Seller agrees to pay to Buyer any Purchase Price paid by Buyer plus any accrued Price Differential within fifteen Business Days after written notice is received by Seller from Buyer (which date shall constitute a Repurchase Date for the purpose of Section 11(ii) of the Repurchase Agreement) if a Trustee (in the case of physical Purchased CMBS) and/or Depository Trust Company (in the case of book entry Purchased CMBS) fails or refuses to transfer or register the Purchased CMBS into the name of Buyer.

10.           Seller shall provide to Buyer monthly, or with such greater frequency as requested by the Buyer, Purchased CMBS performance data, including, without limitation, (i) trustee reports for the Purchased CMBS, (ii) CMSLP-prepared reports: (a) CMBS monthly performance reports, (b) assets under review (AUR) reports, (c) monetary defaults added to special servicing, (d) schedule of realized losses and appraisal reduction events, and (e) corrected loan report; and (iii) such other reports as may be reasonably requested by the Buyer from time to time, including, without limitation, the notices and other information provided for in Paragraph 16(c) of this Annex I.  Monthly, the Seller will furnish to the Buyer information describing any other event, circumstance or condition that has resulted, or has a possibility of resulting, in the Seller’s good faith discretion, in a Material Adverse Effect.  To the extent the disclosure of any of the foregoing information is subject to any confidentiality agreement or other agreement limiting disclosure of such information (other than a confidentiality agreement or such other agreement entered into on or before the Purchase Date), Seller shall so notify Buyer and, if permitted under the terms of such agreement, shall disclose such information to Buyer conditioned upon the execution by Buyer of a confidentiality agreement in a form which would permit Seller to disclose such information.  Seller shall use commercially reasonable efforts to add as permitted recipients of such information Buyer and any of Buyer’s Affiliates specifically designated by Buyer (and solely for use by Buyer and such Affiliates in connection with the transactions contemplated hereby or in any Related Hedge Agreement and for no other purpose) and any transferee of an interest in such CMBS from Buyer.  All such recipients and transferees shall execute confidentiality agreements.  In addition, to the extent it is legally permitted to do so, and subject to the execution by Buyer of a confidentiality agreement in a form which would permit Seller to do so, Seller will make available to Buyer any password in Seller’s possession permitting access to electronic services upon which information relating to the Related CMBS is maintained as may be reasonably required by Buyer to facilitate Buyer’s determination of the Market Value of any Purchased CMBS (including the cash flows due thereon).

11.           (a) The first sentence of Paragraph 3(c) is hereby replaced with the following:

“In the case of Transaction terminable upon demand, such demand shall be made by Buyer or Seller, by telephone or otherwise on a Business Day of the recipient of the demand.  If such demand is made prior to 10:00 A.M. New York time, termination shall be effective on the same Business Day such demand is made; if such demand is made after 10:00 A.M. New York time, termination shall be effective at 10:00 A.M. New York time on the Business Day following such demand.  After such demand, another later time may be agreed to by Buyer and Seller if confirmed in writing by both.

(b)  The second sentence of Paragraph 3(c) is hereby amended by replacing the words “On the date specified in such demand” with the words “At the time specified in such demand (or such later time as agreed to in writing)”.

12.           Paragraph 4(d) of the Repurchase Agreement is deleted and “(d) [OMITTED]” substituted therefor and Paragraph 4(a) of the Repurchase Agreement is deleted and the following substituted therefor:

“(a)         Notwithstanding anything in the Agreement to the contrary, if on any day there is a Margin Deficit Amount with respect to any CMBS Ratings Category, then Buyer may by notice to Seller require Seller to, and Seller shall (i) transfer to Buyer sufficient cash or additional securities acceptable to Buyer in its sole discretion, which cash or additional securities shall constitute Additional Purchased CMBS within the meaning of Paragraph 2(b) of the Repurchase Agreement, and/or (at Seller’s election) or (ii) pay such amount of the Purchase Price so that, after such transfer(s) and/or payment of Purchase Price, there is no Margin Deficit Amount with respect to such CMBS Ratings Category.”

Solely for the purpose of determining the Margin Deficit Amount and the Margin Excess Amount, Additional Purchased CMBS shall be treated as Purchased CMBS.

Seller shall satisfy any demand to cure a Margin Deficit Amount in accordance with this Paragraph 4(a) as follows.  If such demand is made prior to 5:00 P.M. New York time, such demand shall be satisfied not later than the close of the Federal Reserve wire for money transactions on the Business Day following such demand.

Demand by Buyer for the delivery of cash or Additional Purchased CMBS pursuant to Paragraph 4(a) may be made orally, if promptly confirmed in writing.

Any cash transferred to Buyer by Seller to pay a Margin Deficit Amount shall be credited to the Purchase Price on the date of payment.

13.           Paragraph 6 of the Repurchase Agreement is deleted and replaced with the following:

“Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event that any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction and shall be deemed to have granted to Buyer a security interest in, all of the Purchased CMBS with respect to all Transactions hereunder, all Income thereon, and all other proceeds with respect thereto, all books, records and files relating to any Purchased CMBS, any other accounts, payments, rights to payment and general intangibles relating to any Purchased CMBS, all “securities accounts” (as defined in Section 8-501(a) of the Uniform Commercial Code) to which any or all of the Purchased CMBS are or may be credited, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Transaction Assets”).”

14.           Paragraph 9 of the Repurchase Agreement is amended to insert the following three paragraphs at the end thereof:

(c)  In the case of any Transaction for which the Repurchase Date is other than the business day immediately following the Purchase Date and with respect to which Seller does not have any existing right to substitute substantially the same Securities for the Purchased Securities, Seller shall have the right, subject to the proviso to this sentence, upon notice to Buyer, which notice shall be given at or prior to 10 a.m. (New York time) on such business day, to substitute substantially the same Securities for any Purchased Securities; provided, however, that Buyer may elect, by the close of business on the business day notice is received, or by the close of the next business day if notice is given after 10 a.m. (New York time) on such day, not to accept such substitution.  In the event such substitution is accepted by Buyer (the “Substitution Date”), such substitution shall be made by Seller’s transfer to Buyer of such other Securities and Buyer’s transfer to Seller of such Purchased Securities, and after such substitution, the substituted Securities (the “Substituted CMBS”) shall be deemed to be Purchased Securities.  If Buyer elects not to accept such substitution, Buyer shall offer Seller the right to terminate the Transaction.

(d)  If Seller exercises its right to substitute or terminate under sub-paragraph (c), Seller shall be obligated to pay to Buyer, by the close of the business day of such substitution or termination, as the case may be, an amount equal to (A) Buyer’s actual cost (including all fees, expenses and commissions) of (i) terminating such Transaction and/or entering into a replacement transaction or transactions; (ii) entering into or terminating hedge transactions; and/or (iii) terminating transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (B) to the extent Buyer determines not to enter into replacement transactions, the loss incurred by Buyer directly arising or resulting from such substitution or termination.  The foregoing amounts shall be solely determined and calculated by Buyer in good faith, and provided promptly to Seller.

(e) Notwithstanding anything in the Agreement to the contrary and for so long as no Seller Default or Seller Event of Default under the Agreement has occurred and is continuing, Seller may substitute for Purchased CMBS on a one-to-one basis other CMBS that are acceptable to Buyer in its sole discretion provided that the Substituted CMBS is of the same or higher rating and equal or higher Market Value on the date of such substitution (the “Substitution Date”).  In the event such substitution is accepted by Buyer, (i) for the purpose of determining the Purchase Percentage, the Buyer’s Margin Ratio and the Pricing Rate, the Substituted CMBS shall be deemed to have a Ratings of CMBS equal to the Ratings of CMBS for the Substituted CMBS on the Substitution Date, and (ii) the

Substituted CMBS shall be counted both for the purpose of determining the number of Trusts and for the purpose of determining the Diversity Percentage.

15.           Paragraph 10 of the Repurchase Agreement is amended to insert prior to the final sentence thereof the following:

“In addition, Seller represents to Buyer that

(a)  Organization, Etc.  Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary. Seller has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under the Agreement, the Netting Agreement and the Related Hedge Agreements.  The Seller has no Subsidiaries.

(b)  Financial Information.  All financial data (other than projections and pro forma financial information) concerning the Purchased CMBS that has been delivered by or on behalf of Seller to Buyer in connection with the Transaction was, at the time so delivered, correct in all material respects, and all projections and pro forma financial information so delivered were based on good faith estimates and assumptions believed by Seller to be reasonable at the time when made.  All balance sheets and statements of cash flows of the Guarantor and its consolidated Subsidiaries constituting part of the consolidated financial statements contained in (a) Guarantor’s annual report on Form 10-K for the year ended December 31, 2002 and (b) Guarantor’s quarterly report on Form 10-Q for the first quarter of the year ended December 31, 2003, in each case as filed with the SEC and the Guarantor’s quarterly report on Form 10-Q for the second quarter for the year ended December 31, 2003, (collectively, the “Recent Financial Statements”), were prepared in conformity with GAAP except as set forth therein. Since June 30, 2003, there has been no material adverse change in the consolidated business, operations or financial condition of the Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in the Recent Financial Statements nor is Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change or could have a Material Adverse Effect.  Neither the Guarantor or Seller has, on the date of this Agreement, any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said Recent Financial Statements (except (a) liabilities that have arisen since the date of such Recent Financial Statements in the ordinary course of business and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period, (b) liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected on such Recent Financial Statements and that are not, in the aggregate, material, and (c) liabilities assumed pursuant to the Agreement, the Netting Agreement and the Related Hedge Agreements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to the Buyer in writing or in the Recent Financial Statements.

(c)  Litigation.  There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or Guarantor, or other legal or arbitrable  proceedings affecting Seller or any of the Transaction Assets or any other properties of the Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Agreement, the Netting Agreement or any Related Hedge Agreement or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000, (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iv) requires filing with the SEC in accordance with its regulations.

(d)  No Broker.  Seller has not dealt with any broker, investment banker, agent, or other person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased CMBS hereunder.

(e)  No Default.  No Default or Event of Default has occurred or is continuing under or with respect to the Agreement, the Guaranty, the Netting Agreement or any Related Hedge Agreement.

(f)  Taxes.  Seller has filed or caused to be filed all tax returns which to the knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any governmental authority; no tax liens have been filed against any of Seller’s assets and, to Seller’s knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(g)  ERISA Matters.  Seller is not, and it is not using the assets of, an employee benefit plan subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code, a plan subject to another law, regulation or restriction materially similar to Section 406 of ERISA or Section 4975 of the Code, or an entity the assets of which constitute assets of any such plans by reason of investment by such plans in the entity (including for this purpose, the general account of a life insurance company), because no class of equity interest in Seller is held to the extent of 25 % or more (as measured by value) by one or more so-called “benefit plan investors”, after disregarding the interests in Seller held by certain controlling persons, or because of another exception set forth in U. S. Department of Labor Regulation Section 2510.3-101 (the “Plan Assets Regulation”). The parties hereto agree that the foregoing representation and covenant and the terms used therein shall be interpreted in a manner consistent with the Plan Assets Regulation.

(h)  Authorization, Compliance.  The execution and delivery of, and the performance by Seller of its obligations under this Agreement, the Netting Agreement or any Related Hedge Agreement to which it is a party (a) are within Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which Seller is a party, or by which it or any of its properties, any of the Transaction Assets is bound or to which it is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by this Agreement, the Netting Agreement or any Related Hedge Agreement, result in the creation or imposition of any Lien upon any of the property or assets of Seller pursuant to, any such indenture, agreement, document or instrument.  Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transaction contemplated herein and the execution, delivery or performance of this Agreement, the Netting Agreement or any Related Hedge Agreement to which it is a party.

(i)  Purchased CMBS.

(i)       Immediately prior to the purchase of any Purchased CMBS by Buyer from Seller, such Purchased CMBS is free and clear of any lien, claim, encumbrance or impediment to transfer, and Seller is the record and beneficial owner of and has good and marketable title or right to sell and transfer such Purchased CMBS to Buyer and, upon transfer of such Purchased CMBS to Buyer, Buyer shall be the owner of such Purchased CMBS free of any adverse claim, lien or other encumbrance created or suffered by Seller.

(ii)      As of the applicable Purchase Date, all consents to the entry into and performance of the Transactions provided for in the Agreement have been obtained and are in full force and effect.

(iii)     The provisions of this Agreement are effective to either constitute, as of the Purchase Date, a sale of Purchased CMBS to the Buyer or, if the Transactions are deemed not to be sales, to create in favor of the Buyer a valid security interest in all right, title and interest of Seller in, to and under the Transaction Assets.

(j)  Chief Executive Office.  On the date of execution of this Agreement, Seller’s chief executive office is, and has been, located at 11200 Rockville Pike, Rockville, MD 20852.  Seller’s sole jurisdiction of organization is, and at all times has been, the State of Maryland.  Seller has no trade name.  During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious.

(k)  Books and Records.  The location where Seller keeps its current books and records, including all records related to the Purchased CMBS, is its chief executive office.

(l)  Enforceability.  This Agreement, the Netting Agreement and any Related Hedge Agreements executed and delivered by Seller in connection herewith are legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(m)  Ability to Perform.  Seller does not believe, nor has any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement, the Netting Agreement or any Related Hedge Agreement to which it is a party on its part to be performed.

(n)  Indebtedness.  Seller has no Indebtedness for borrowed money.

(o)  Accurate Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller and the Guarantor to the Buyer in connection with the Transactions, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

(p)  Margin Regulations.  The use of all funds acquired by the Seller under the Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(q)   Investment Company.  Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)  Solvency.  As of the related Purchase Date and immediately after giving effect to the Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is solvent and, after giving effect to the transactions contemplated by the Agreement, the Netting Agreement and the Related Hedge Agreement, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations.  Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature.  Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(s)  RESERVED.

(t)  No Reliance.  Seller has made its own independent decision to enter into the Agreement, the Netting Agreement and any Related Hedge Agreement and the Transactions and as to whether such Transactions are appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

16.           On and as of the date of the Agreement and until the Agreement is no longer in force with respect to the Transaction, Seller covenants as follows:

(a)  Preservation of Existence; Compliance with Law.  Seller shall:

(i)           Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii)          Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws) in all material respects;

(iii)         Maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Agreement, the Netting Agreement or any Related Hedge Agreement, and shall conduct its business strictly in accordance with applicable law; and

(iv)        Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer.

(b)  Taxes.  Seller and Guarantor shall pay and discharge all Federal income taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(c)  Notice of Proceedings or Adverse Change.  Seller shall give notice to the Buyer immediately after a Responsible Officer of Seller has any knowledge of:

(i)           the occurrence of any Default or Event of Default;

(ii)          any litigation or proceeding that is pending or threatened against (a) Seller in which the amount involved exceeds $100,000 and is not covered by insurance, in which injunctive or similar relief is sought, or which, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Transaction Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iii)         with thirty days advance notice of any change in Seller’s name, principal office or place of business or jurisdiction;

(iv)        and, as soon as reasonably possible, notice of any of the following events:

(A) any material change in accounting policies or financial reporting practices of Seller; and

(B) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created by the Agreement, the Netting Agreement or any Related Hedge Agreement) on, or claim asserted against, any of the Transaction Assets; and

(v)         Promptly, but no later than five (5) Business Days after Seller receives any of the same, deliver to the Buyer a true, complete, and correct copy of any material schedule, report, notice, or any other material document delivered to the Seller by any Person pursuant to, or in connection with, any of the Transaction Assets.

(d)  Further Assurances.  Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by the Agreement, the Netting Agreement or any Related Hedge Agreement, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity of the Buyer’s ownership of the Purchased CMBS pursuant to this Agreement, and if the Transactions are characterized by a court as a loan, the validity and first-priority of the security interests created hereby.  From and after the initial Purchase Date, Seller shall do all things necessary to preserve Buyer’s ownership of the Purchased CMBS.  Without limiting the foregoing, Seller will comply in all material respects, with all rules, regulations, and other laws of any Governmental Authority and cause the Purchased CMBS held under the Agreement to comply in all material respects, with all applicable rules, regulations and other laws.  Seller will not allow any default for which Seller is responsible to occur under any of the Purchased CMBS, or the Agreement, the Netting Agreement or any Related Hedge Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased CMBS or the Agreement, the Netting Agreement or any Related Hedge Agreement.

(e)  True and Correct Information.  All written information, reports, exhibits, schedules, financial statements or certificates of Seller or any of its Affiliates or any of their officers furnished to Buyer hereunder and furnished to Buyer during Buyer’s diligence of Seller will be true and complete and will not omit to disclose any material facts necessary to make the statements therein or herein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports to be delivered by Seller to the SEC shall be prepared in accordance with GAAP, or if applicable, the appropriate SEC accounting requirements.

(f)  Books and Records.  Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Transaction Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Transaction Assets.

(g)  Illegal Activities.  Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(h)  Material Change in Business.  Seller shall not make any material change in the nature of its business as carried on at the date hereof except as contemplated by this Repurchase Agreement or Seller’s organizational documents.

(i)  Disposition of Assets; Liens.  From and after the applicable Purchase Date, Seller shall not create, incur or assume any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Transaction Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by the Agreement or in the Netting Agreement; nor shall Seller (i) cause or allow any of the Purchased CMBS to be sold, pledged, assigned or transferred or (ii) prior to the repurchase hereunder engage in any repurchase transactions or similar transactions with respect to the Purchased CMBS (or any of them) with any Person other than the Buyer.

(j)  Transactions with Affiliates.  Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in the Agreement, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(k)  ERISA Matters.  Seller represents and covenants that as of the date hereof and for so long as it is a party to the Agreement or any Transaction hereunder, it is not, and it is not using the assets of, an employee benefit plan subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code, a plan subject to another law, regulation or restriction materially similar to Section 406 of ERISA or Section 4975 of the Code, or an entity the assets of which constitute assets of any such plans by reason of investment by such plans in the entity (including for this purpose, the general account of a life insurance company),  because no class of equity interest in Seller is held to the extent of 25 % or more (as measured by value) by one or more so-called “benefit plan investors”, after disregarding the interests in Seller held by certain controlling persons, or because of another exception set forth in U. S. Department of Labor Regulation Section 2510.3-101 (the “Plan Assets Regulation”). The parties hereto agree that the foregoing representation and covenant and the terms used therein shall be interpreted in a manner consistent with the Plan Assets Regulation.

(l)  Investment Company.  Seller shall not take any action to be or become, and shall use its best efforts to avoid being or becoming, at any time prior to the payment in full of the Repurchase Price and any other amount payable under the Agreement, an open-end investment company, unit investment trust, closed-end investment company or face-

amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

(m)  Subsidiaries.  The Seller shall not form any Subsidiaries.

(n)  Separateness.  Seller shall (i) comply with the provisions of its organizational documents (including articles of incorporation and by-laws); (ii) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify or otherwise change its organizational documents (including articles of incorporation and by-laws), or suffer same to be amended, modified or otherwise changed, without the prior written consent of Buyer; (iii) maintain all of its books, records and bank accounts separate from those of its Affiliates; (iv) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), correct any known misunderstanding regarding its status as a separate entity, conduct business in its own name, not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks; and (v) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(o)  Liquidity.  The Guarantor and its consolidated subsidiaries (including Seller) (the “Seller Group”), as  a whole, shall, commencing with the Purchase Date of the first CMBS Transaction entered into hereunder, maintain at least $10,000,000 in cash and market value unencumbered investment grade rated securities acceptable to the Buyer in its reasonable discretion (such maintenance, the “Liquidity Requirement”); provided, that any failure to comply with the Liquidity Requirement shall not be an Event of Default hereunder so long as the Seller does not acquire any CMBS under this Agreement at any time when the Seller Group is not in compliance with the Liquidity Requirement.  The Seller Group shall provide to the Buyer quarterly cash flow projections based on the Seller Group’s fiscal quarters, evidencing projected maintenance of the Liquidity Requirement.  In the event that the Seller Group is not in compliance with the Liquidity Requirement and a Transaction is outstanding, the Seller and the Buyer will mutually agree on a mechanism to trap cash until the Seller Group is in compliance with the Liquidity Requirement that was in effect on the Purchase Date for the related transaction.  In the event that a CDO is not closed (regardless of reason) by the date (such date, the “Liquidity Trigger Date”) that is the earlier of (a) nine months from January 14, 2003 or (b) the date that is ten (10) Business Days after the date that all of the investment grade ratings contemplated by the Letter of Intent, dated as of November 27, 2002, between the Buyer and CRIIMI MAE Inc. (with its affiliates) have been obtained, then the Liquidity Requirement shall increase by $2,500,000 per calendar quarter following the Liquidity Trigger Date.  The Liquidity Requirement shall terminate upon the closing of the CDO or repayment in full of the outstanding Repurchase Price under that certain Repurchase Agreement, dated as of January 14, 2003, among the Buyer, CRIIMI NEWCO LLC and CBO REIT II, Inc., as amended from time to time.

17.           If, as of the date CMBS are offered for sale to Buyer pursuant to the Agreement, the pool of mortgage loans underlying such CMBS is not qualified under sections 860A through 860G of the Code as a real estate mortgage investment conduit (“REMIC”), then Seller shall so notify Buyer as part of the offer to sell such CMBS to Buyer pursuant to

Paragraph 2 of this Annex I.  If at any time after the Purchase Date with respect to a Purchased CMBS the pool of mortgage loans relating to such Purchased CMBS which was a REMIC when purchased ceases to be qualified as a REMIC, then Seller shall give Buyer notice of such change in qualification within five (5) Business Days after Seller becomes aware of such change.

18.           The parties acknowledge and agree that any sale pursuant to Paragraph 11 of the Repurchase Agreement, may be a private sale, which shall be deemed commercially reasonable and Bear Stearns shall have the right to purchase the Securities, acting in good faith.

19.           The words “obtained from a generally recognized source or the most recent closing bid quotation from such a source” in Paragraph 11(d)(i)(B) of the Repurchase Agreement, shall be replaced with the words “determined by Bear Stearns, in its sole discretion, exercised in good faith”.

20.           Paragraph 11 of the Repurchase Agreement is amended to delete the word “or” before (vii) and to add the following after “obligations hereunder” and prior to “(each an “Event of Default”)”:

(viii) Seller fails to make any payment of Price Differential or Margin Deficit after such payment becomes due; (ix) Seller fails to comply with any material obligation or covenant to Buyer set forth in Paragraph 16(a)(i), (ii) and (iii), (g), (i), (k), (l) or (n); (x) any default in the performance or breach by Seller of any other covenant or other agreement of the Seller in the Agreement (and not contained in the foregoing clause (ix)) and if such default shall be capable of being remedied, such failure to observe or perform shall continue unremedied for a period of 10 Business Days after (a) the Seller has actual knowledge of such default or (b) Buyer notifies Seller of such default; (xi) the Guarantor shall be in default of its payment obligations or covenants under the Guaranty; (xii) Seller shall be in default under any other agreement for borrowed money (including for this purpose any repurchase or reverse repurchase agreement) to which it is a party which default entitles the holder to accelerate the indebtedness thereunder; (xiii) an Event of Default shall occur and be continuing under any “Repurchase Document” as defined in that certain Repurchase Agreement, dated as of January 14, 2003, between Buyer and CRIIMI NEWCO LLC and CBO REIT II, Inc., as the same may be further amended or supplemented from time to time; (xiv) a judgment or judgment for the payment of money in excess of $100,000 shall be rendered against Seller by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and Seller shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; (xv) a judgment or judgment for the payment of money in excess of $1,000,000 shall be rendered against Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and the Guarantor shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or (xvi) a Purchased CMBS with a rating of lower than BB-/Ba3 is subject to a Transaction hereunder and the holder of such Purchased CMBS does not have Affirmative Control or Contiguous Affirmative Control, unless Buyer, at its sole discretion, accepts a written assignment of other control rights.

21.           Seller may elect to terminate any Transaction prior to the applicable Repurchase Date.  Subject to the last sentence of the succeeding paragraph, if the Seller repurchases any Purchased CMBS prior to the Repurchase Date applicable to such Purchased CMBS, Seller shall give five (5) Business Days’ notice and shall pay a termination fee (the “Exit Fee”), which shall be calculated as the sum of (a) the product of (i) the Repurchase Price of the related Purchased CMBS multiplied by (ii) 0.06% times the number of whole and partial months remaining until the Repurchase Date applicable to such Purchased CMBS, plus (b) any costs, losses, damages or fees incurred in connection with any hedge related to such Purchased CMBS entered into or unwound by Buyer in contemplation of such termination.

In connection with its election, the Seller shall pay the Exit Fee with respect to all Purchased CMBS transferred to Seller on any such Repurchase Date that precedes the original Repurchase Date applicable to such Purchased CMBS.  No Exit Fee shall be payable by Seller if Seller elects to accelerate a Repurchase Date in connection with (i) an Event of Default where the Buyer is the defaulting party, (ii) the sale of such Purchased CMBS to Buyer or an Affiliate of Buyer, (iii) the transfer of such Purchased CMBS into a securitization for which the Buyer or an Affiliate of the Buyer is acting as a “lead manager”, (iv) a repricing pursuant to Paragraph 6 of Annex I, (v) a substitution pursuant to Paragraph 9 of the Repurchase Agreement, or (vi) a repurchase pursuant to Paragraph 7 of Annex I.  In addition, no Exit Fee shall be payable by the Seller (i) for any Transaction with a Repurchase Date of six (6) months or less from the Purchase Date of such Transaction or (ii) if the Buyer and the Seller agree, as of the Purchase Date for any Transaction, that no Exit Fee shall be payable with respect to such Transaction, as noted in the related Confirmation.

22.           The obligations of the Seller from time to time to pay the Repurchase Price and all other amounts due under the Agreement shall be full recourse obligations of the Seller.

23.           Seller’s obligations under the Agreement, the Institutional Account Agreement and the Related Hedge Agreements consist of a single obligation.  If an Event of Default shall occur and be continuing, all Purchased CMBS, each Related Hedge Position, all cash and other property held pursuant to the Agreement, the Institutional Account Agreement, the Netting Agreement and the Related Hedge Agreements (including but not limited to all principal and interest payments received by Buyer as the owner of the Purchased CMBS), and all payments and performance due under the Agreement, the Institutional Account

Agreement, the Netting Agreement and the Related Hedge Agreements may be utilized by Buyer to satisfy Seller’s obligations under the Agreement, the Institutional Account Agreement, the Netting Agreement and the Related Hedge Agreements.

24.           Notwithstanding anything to the contrary in the Agreement, Buyer shall not be deemed to have waived any right which it may have or be deemed to have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount due and owing under the provisions of the Agreement.  No reference in this Agreement to a security interest, lien or the like shall be construed to negate the parties’ intent that all Transactions shall constitute a sale by Seller and a purchase by Buyer of the related Purchased CMBS, and any such references are contained herein solely to protect Buyer’s interests should a court determine that any Transaction should be treated as a loan.

25.           (a) Notwithstanding any provision in the Agreement or the Institutional Account Agreement to the contrary, for so long as no Event of Default has occurred (or if occurred, has not been waived) with respect to Seller under the Agreement, Buyer grants Seller a license to exercise Affirmative Control or Contiguous Affirmative Control, as applicable, and any and all other voting or other control rights held by Buyer, with respect to the Purchased CMBS rated “BB” or lower or unrated, and pursuant to such license Seller shall have the sole and exclusive right to exercise Affirmative Control or Contiguous Affirmative Control, as applicable, and any and all other voting or other control rights held by Buyer with respect to the Purchased CMBS rated “BB” or lower or unrated.  Upon the occurrence and continuance of an Event of Default with respect to Seller, the foregoing license shall terminate automatically, and all rights of Affirmative Control shall automatically re-vest in Buyer until such time, if any, as such Event of Default is waived by Buyer in its sole discretion by written notice to Seller.  Buyer and Seller shall enter into such agreements, give such notices and obtain such acknowledgements as may be necessary or desirable for Seller to have the right to exercise Affirmative Control prior to the occurrence of any Event of Default and for Buyer to have the right to exercise Affirmative Control upon the occurrence of such Event of Default on a Trust by Trust basis.  This Paragraph 25(a) shall survive any transfer (including by way of pledge, sale, hypothecation, repurchase agreement or other means) by Buyer of the Purchased CMBS or any interest in the Purchased CMBS and shall be binding on any transferee of the Purchased CMBS and Buyer shall notify any purchaser of the Purchased CMBS of this provision to the extent such transferee would otherwise have such rights.

(b) Seller shall indemnify and hold Buyer harmless from and against any and all losses, damages, liabilities, obligations, penalties, judgments and awards arising from or related to claims and to pay on demand all direct and indirect costs, liabilities and damages incurred by Buyer (including, without limitation, reasonable costs of collection, reasonable third-party attorneys’ fees, court costs and other reasonable expenses arising from or related to the foregoing) in connection with any action or failure to take action by Seller with respect to the foregoing license of Affirmative Control (“Control Costs”).  In each case, whether or not demand has been made therefor, Buyer may in its sole discretion treat the Control Costs as Margin Deficit.  This indemnity shall survive termination of the Agreement.

(c)  Seller agrees to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors and controlling persons (within the meaning of federal securities laws) (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party on an after-tax basis against losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses, and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which the Buyer is a party) of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), (a) relating to or arising out of the Agreement or any transaction contemplated hereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Agreement or any transaction contemplated hereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction, (b) directly or indirectly caused by, relating to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, any statements or omission in or from any other information furnished by the Seller to the Buyer; provided, however, such indemnity penalty shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Buyer.

(d)  Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased CMBS relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Purchased CMBS, including, without limitation, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Purchased CMBS, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.  In any suit, proceeding or action brought by an Indemnified Party in connection with any of the Purchased CMBS for any sum owing thereunder, or to enforce any provisions of any Purchased CMBS, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under the Agreement or any transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel.

(e)  If any action, suit, proceeding or investigation is commenced, as to which the Buyer proposes to demand indemnification, it shall notify the Seller with reasonable promptness; provided, however, that any failure by the Buyer to notify the Seller shall not relieve the Seller from its obligations hereunder.  The Buyer shall have the right to retain counsel of its own choice to represent it, and the Seller shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Seller and any counsel designated by the Seller.  The Seller shall be liable for any settlement of any claim against the Indemnified Parties with the Seller’s written consent, which consent shall not be unreasonably withheld.  The Seller shall not, without the prior written consent of Buyer, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Buyer of an unconditional and irrevocable release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Seller, on the one hand, and Buyer, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Seller, on the one hand, and Buyer, on the other hand, and also the relative fault of the Seller, on the one hand, and Buyer, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, the Buyer shall not be obligated to contribute any amount hereunder that exceeds the amount of fees received by Buyer pursuant to the Agreement.

26.           Notwithstanding anything in the Agreement to the contrary, Buyer shall have the right to assign its rights and obligations under the Agreement and all other documents executed in connection herewith and any or all of the Transactions to any of its Affiliates provided (i) that Buyer remains responsible for the performance by such Affiliate of its obligations or (ii) such assignment is approved by Seller, such approval not to be unreasonably withheld.  Notwithstanding anything in the Agreement to the contrary, Buyer may assign its rights and obligations under the Agreement and all other documents executed herewith and all of the Transactions to an entity which is not consolidated with Bear Stearns for financial reporting purposes (i) in an assignment that qualifies as a disposition of assets under GAAP or (ii) to an entity that is controlled or managed by a Bear Stearns entity.  Any such assignment shall be subject to the approval of Seller, which approval shall not be unreasonably withheld.

27.           The Buyer and the Seller shall deposit any Income received with respect to any of the Purchased CMBS into the Collection Account.

(a)  All such amounts shall be withdrawn from the Collection Account on each Reset Date and remitted by the Seller as follows:

(i)            First, to the Buyer in payment of any accrued and unpaid Price Differential;

(ii)           Second, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, in the amount of any unpaid Margin Deficit Amount;

(iii)          Third, to the Sellers.

(b)  Notwithstanding the preceding provisions, if an Event of Default has occurred, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer in its sole discretion.

28.           The Agreement, the Netting Agreement, any Related Hedge Agreements and the Institutional Account Agreementconstitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions between the parties hereto, whether verbal or written, with respect to such subject matter.

29.           Seller agrees to pay as and when billed by the Buyer all of the reasonable out-of-pocket outside legal costs and expenses incurred by the Buyer in connection with the preparation and execution of the Agreement and the Transactions contemplated hereby and thereby and any other documents prepared in connection herewith.

30.           Buyer’s obligation to enter into the Transactions is subject to receipt of an opinion or opinions of outside counsel to the Seller relating to corporate matters and enforceability of the Seller acceptable to the Buyer in its sole discretion.

BEAR, STEARNS & Co., Inc., as agent for BEAR, STEARNS INTERNATIONAL LIMITED			CRIIMI MAE ASSET ACQUISITION CORP.

BY:	/s/ Timothy Greene		By:	/s/ Barry Blattman
	Name:	Timothy Green		Name: Barry Blattman
	TITLE:	Senior Managing Director		Title: Chairman, President and CEO

Table X
(One to Four Trusts)

CMBS Ratings Category*	Pricing Rate	Purchase Percentage	Buyer’s Margin Ratio	Concentration Limit
A Category	TBD	TBD	TBD	100%

BBB Category	LIBOR + 80 bps	70%	80%	100%

BB Category	LIBOR + 125 bps	55%	65%	100%

B Category	LIBOR + 150 bps	35%	45%	50%

CCC/Unrated Category	LIBOR + 200 bps	15%	25%	20%

* Ratings as published by at least one of Moody’s Investors Service, Standard & Poor’s Ratings Services or Fitch Ratings, Inc. on Purchased CMBS.  If more than one rating agency rates the Purchased CMBS, the lowest of the ratings shall be the rating for the purposes of this Annex I.  If either (i) no rating agency rates the Purchased CMBS or (ii) any rating agency withdraws its rating of a Purchased CMBS for reasons specified by such rating agency that relate to the credit or structure of such Purchased CMBS, the terms listed for “CCC/Unrated” shall apply unless Buyer, in its sole discretion acting in good faith, agrees to attribute such Purchased CMBS to a higher CMBS Ratings Category.

Table Y
(Five to Eight Trusts)
Maximum Diversity Percentage 25%

CMBS Ratings Category*	Pricing Rate	Purchase Percentage	Buyer’s Margin Ratio	Concentration Limit
A Category	TBD	TBD	TBD	100%

BBB Category	LIBOR + 80 bps	75%	80%	100%

BB Category	LIBOR + 125 bps	65%	70%	100%

B Category	LIBOR + 150 bps	45%	50%	50%

CCC/Unrated Category	LIBOR + 200 bps	25%	30%	20%

* Ratings as published by at least one of Moody’s Investors Service, Standard & Poor’s Ratings Services or Fitch Ratings, Inc. on Purchased CMBS.  If more than one rating agency rates the Purchased CMBS, the lowest of the ratings shall be the rating for the purposes of this Annex I.  If either (i) no rating agency rates the Purchased CMBS or (ii) any rating agency withdraws its rating of a Purchased CMBS for reasons specified by such rating agency that relate to the credit or structure of such Purchased CMBS, the terms listed for “CCC/Unrated” shall apply unless Buyer, in its sole discretion acting in good faith, agrees to attribute such Purchased CMBS to a higher CMBS Ratings Category.

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Table Z
(More than Eight Trusts)
Maximum Diversity Percentage 15%

CMBS Ratings Category*	Pricing Rate	Purchase Percentage	Buyer’s Margin Ratio	Concentration Limit
A Category	TBD	TBD	TBD	100%

BBB Category	LIBOR + 80 bps	80%	85%	100%

BB Category	LIBOR + 125 bps	70%	75%	100%

B Category	LIBOR + 150 bps	50%	55%	50%

CCC/Unrated Category	LIBOR + 200 bps	30%	35%	20%

* Ratings as published by at least one of Moody’s Investors Service, Standard & Poor’s Ratings Services or Fitch Ratings, Inc. on Purchased CMBS.  If more than one rating agency rates the Purchased CMBS, the lowest of the ratings shall be the rating for the purposes of this Annex I.  If either (i) no rating agency rates the Purchased CMBS or (ii) any rating agency withdraws its rating of a Purchased CMBS for reasons specified by such rating agency that relate to the credit or structure of such Purchased CMBS, the terms listed for “CCC/Unrated” shall apply unless Buyer, in its sole discretion acting in good faith, agrees to attribute such Purchased CMBS to a higher CMBS Ratings Category.

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EXHIBIT A

[FORM OF CONTROL AGREEMENT]

[ ], 200

CRIIMI MAE Asset Acquisition Corp.
11200 Rockville Pike
Rockville, Maryland 20852
Attn: Cynthia O. Azzara

Sun Trust Bank, as Bank
14401 Sweitzer Lane
Laurel, MD 20707-2921
Attn: Raymond Lyon

Re:          Collection Account Established by CRIIMI MAE Asset Acquisition Corp. (the “Seller”) at Sun Trust Bank (the “Bank”) pursuant to that certain Master Repurchase Agreement and Annex I (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), dated June 26, 2003, between Bear, Stearns International Limited(the “Buyer”), and the Seller.

Ladies and Gentlemen:

The Seller has entered into the Repurchase Agreement pursuant to which the Buyer may enter into Transactions (as defined therein) secured by, among other things, the payments made on account of Purchased CMBS sold to the Buyer under the Repurchase Agreement.  As a requirement of each Transaction, all such payments are required to be deposited into the Collection Account identified below within two (2) Business Days of receipt.

The Seller has established a collection account, Account No. [     ], for the account of Bear, Stearns International Limited, with the Bank, ABA# [          ] (the “Collection Account”) which the Bank maintains in the name of Seller.  The Seller has granted to the Buyer a security interest in all payments deposited in the Collection Account with respect to the Purchased Assets sold to the Buyer under the Repurchase Agreement.

The Bank acknowledges that (a) the Seller has granted a security interest in all of the Seller’s right, title and interest in and to any funds from time to time on deposit in the Collection Account with respect to the Purchased Assets sold to the Buyer under the Repurchase Agreement, (b) that such funds are received by the Bank and, except as provided below, are for application as instructed by the Seller, and (c) that the Bank shall transfer funds from the Collection Account in accordance with such instructions until the Bank receives notice from the Buyer that an event of default has occurred and is continuing under the Repurchase Agreement (a “Notice of Event of Default”).  Upon Bank’s receipt of a Notice of Event of Default, the Bank shall (i) in no event (a) transfer funds from the Collection Account to the Seller, (b) act on the instruction of the Seller or (c) cause or permit withdrawals from the Collection Account in any manner not approved by the Buyer in writing and (ii) comply with instructions originated by the Buyer concerning the disposition of funds in the Collection Account, without further consent from the Seller.

In the event that the Bank has or subsequently obtains by agreement, operation of law or otherwise a security interest in the Collection Account or funds held therein, the Bank hereby agrees that such security interest shall be subordinate to the security interest of the Buyer.  The funds or other items deposited to the Collection Account will not be subject to deduction, set-off, banker’s lien or any other right in favor of any person other than the Buyer (except that the Bank may set off (i) all amounts due to the Bank in respect of customary fees and expenses for the routine maintenance and operation of the Collection Account and (ii) the face amount of any checks which have been credited to the Collection Account but are subsequently returned unpaid because of uncollected or insufficient funds).

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All bank statements in respect to the Collection Account shall be sent to the Seller at:

CRIIMI MAE Asset Acquisition Corp.
11200 Rockville Pike
Rockville, Maryland 20852
Attn: Cynthia O. Azzara

with copies to Buyer at:

BEAR, STEARNS INTERNATIONAL LIMITED
383 Madison Avenue
New York, New York 10179
Attention: James J. Higgins

All notices in respect to the Collection Account shall be sent to the Bank at:

SUNTRUST BANK
[Address]
Attention:

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Kindly acknowledge your agreement with the terms of this agreement by signing the enclosed copy of this letter and returning it to the undersigned.

Very truly yours,

CRIIMI MAE Asset Acquisition Corp., as Seller

By:
Title:

Agreed and acknowledged:

BEAR, STEARNS INTERNATIONAL LIMITED

By:
Name:
Title:

Agreed and Acknowledged:

SUN TRUST BANK, as Bank

By:
Name:
Title:

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